Free Writing Prospectus filed pursuant to Rule 433

Preliminary Prospectus Supplement dated November 21, 2019

To Prospectus dated November 3, 2017

Registration Statement File No. 333-221334

Offering of

$500,000,000 2.900% Senior Notes due 2025

(the “Offering”)

November 21, 2019

Pricing Term Sheet

The information in this pricing term sheet relates to the Offering and should be read together with the preliminary prospectus supplement dated November 21, 2019 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein, and the accompanying base prospectus dated November 3, 2017, filed pursuant to Rule 424(b) under the Securities Act of 1933 (Registration Statement File No. 333-221334). The information in this pricing term sheet supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. Otherwise, this Pricing Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

Issuer:	Las Vegas Sands Corp. (NYSE: LVS)

Offering Format:	SEC Registered

Title of Security:	2.900% Senior Notes due 2025

Principal Amount:	$500,000,000

Maturity Date:	June 25, 2025

Coupon:	2.900%, accruing from November 25, 2019

Price to Public:	99.875% of face amount

Benchmark Treasury:	1.500% UST due October 31, 2024

Benchmark Treasury Price and Yield:	99-13 1/4;1.624%

Spread to Benchmark Treasury:	+130.0 basis points

Yield to Maturity:	2.924%

Interest Payment Dates:	June 25 and December 25, commencing June 25, 2020

Regular Record Dates:	June 10 and December 10

Par Call Date:	On or after May 25, 2025

Make-Whole Call:	T+20 basis points (prior to May 25, 2025)

Offer to Repurchase Upon Change of Control Triggering Event:	101% of principal amount, plus accrued and unpaid interest to but excluding the repurchase date

Trade Date:	November 21, 2019

Settlement Date:	November 25, 2019 (T+2)

CUSIP:	517834 AH0

ISIN:	US517834AH06

Denominations/Multiple:	$2,000 and integral multiples of $1,000 in excess thereof

Expected Ratings*:	Moody’s: Baa3 (Stable); S&P: BBB- (Stable); Fitch: BBB- (Positive)

Joint Book-Running Managers:	Barclays Capital Inc. BofA Securities, Inc. Goldman Sachs & Co. LLC BNP Paribas Securities Corp. Fifth Third Securities, Inc. Scotia Capital (USA) Inc. SMBC Nikko Securities America, Inc.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

This communication is intended for the sole use of the person to whom it is provided by the sender.

The issuer has filed a registration statement (including the Preliminary Prospectus Supplement and the accompanying prospectus) with the Securities and Exchange Commission (the “SEC”) for the Offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus Supplement and the accompanying prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and the Offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the Offering will arrange to send you the Prospectus Supplement and the accompanying prospectus if you request it by calling Barclays Capital Inc. at (888) 603-5847 (toll free), BofA Securities, Inc. at (800) 294-1322 (toll free) or Goldman Sachs & Co. LLC at (866) 471-2526 (toll free).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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